Contact:	Fred Adams, Jr.
Chairman and CEO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS

JACKSON, Miss. (July 31, 2006) - Cal-Maine Foods, Inc. (NASDAQ:CALM) today announced financial results for the fourth quarter and fiscal year ended June 3, 2006. For the fourth quarter of fiscal 2006, net sales were $129.4 million compared with net sales of $81.5 million for the fourth quarter a year ago. The Company reported a net loss of $210,000, or $0.01 per basic share, for the fourth quarter of fiscal 2006 compared with a net loss of $6.6 million, or $0.28 per basic share, for the year-earlier period.

For the fiscal year 2006, net sales were $477.6 million compared with net sales of $375.3 million for fiscal 2005. The Company reported a net loss of $1.0 million, or $0.04 per basic share, for fiscal 2006 compared with a net loss of $10.4 million, or $0.43 per basic share, in fiscal 2005.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “During the last year, egg supply has been greater than demand for most of the time. This has resulted in low egg prices. We are pleased with our net results, considering the market conditions.

“Looking ahead, USDA statistics indicate that the egg industry has responded to the poor economics, and the supply of eggs should be more balanced with demand over the next year. Feed costs are currently moderate, but the future direction of corn prices is uncertain because of the strong demand for corn used for ethanol production,” added Adams.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 28 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

-MORE-

CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 ▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813	FAX 601-969-0905

CALM Reports Fiscal 2006 Results

July 31, 2006

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	14 Weeks Ended June 3, 2006	13 Weeks Ended May 28, 2005	53 Weeks Ended June 3, 2006	52 Weeks Ended May 28, 2005
Net sales	$129,404	$81,477	$477,555	$375,266
Gross profit	17,475	2,651	62,217	35,433
Operating income (loss)	2,912	(8,575)	4,515	(12,325)
Income (loss) before income taxes	1,724	(9,730)	(1,478)	(15,408)

Net income (loss)	$(210)	$(6,550)	$(1,013)	$(10,358)

Net income (loss) per common share:
Basic	$(0.01)	$(0.28)	$(0.04)	$(0.43)
Diluted	$(0.01)	$(0.28)	$(0.04)	$(0.43)

Weighted average shares outstanding:
Basic	23,502	23,636	23,496	23,834
Diluted	23,502	23,636	23,496	23,834

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands, except per share amounts)

ASSETS	June 3, 2006	May 28, 2005
Cash and short-term investments	$38,295	$55,605
Receivables	24,955	16,739
Inventories	57,843	45,628
Other	4,585	7,984
Current assets	125,678	125,956

Fixed assets (net)	176,275	127,388
Other assets	15,165	16,190
Total assets	$317,118	$269,534

LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of long-term debt	$11,902	$10,149
Accounts payable	24,190	20,034
Other current liabilities	17,336	13,086
Current deferred income taxes	11,450	9,100
Current liabilities	64,878	52,369

Deferred taxes and other liabilities	40,455	22,465
Long-term debt	92,010	72,845
Shareholders' equity	119,775	121,855
Total liabilities and shareholders' equity	$317,118	$269,534

-END-